Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made this fifth day of September, 2013, by and between Albany Molecular Research, Inc., a Delaware corporation (the “Company”), and William S. Marth (the “Executive”).

WHEREAS, the Executive is currently the non-employee Chairman of the Board of the Company and the Executive has been elected by the Board of Directors to become an officer and key employee of the Company and will assume such executive role on January 1, 2014 (the “Employment Date”); and

WHEREAS, the parties wish to set out the terms of employment that will be effective on the Employment Date; and

WHEREAS, the parties hereto desire to assure that the Executive’s knowledge and familiarity with the business of the Company will continue to be available to the Company after the Employment Date.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

1. Employment. Subject to the provisions of Section 6, the Company hereby employs the Executive, effective on the Employment Date, and the Executive agrees to accept such employment on the Employment Date upon the terms and conditions hereinafter set forth. In the event that the Executive becomes an employee of the Company on any date other than January 1, 2014, then the actual date of employment shall be considered the Employment Date hereunder.

2. Term of Employment. The term of the Executive’s employment pursuant to this Agreement shall commence on the Employment Date (the “Effective Date”) and shall remain in effect for a period of three (3) years from the Effective Date (the “Term”). The Term shall be renewed automatically for periods of two (2) years (each a “Renewal Term”) commencing at the third anniversary of the Effective Date and on each subsequent anniversary thereafter, unless notice that this Agreement will not be extended is given by either the Executive or the Company not less than one hundred eighty (180) days prior to the expiration of the Term (as extended by any Renewal Term). The period during which the Executive serves as an employee of the Company in accordance with and subject to the provisions of this Agreement is referred to in this Agreement as the “Term of Employment.”

3. Capacity.

(a) Duties. During the Term of Employment, the Executive shall report directly to the Board of Directors of the Company and (i) shall serve as an executive officer of the Company with the title Chief Executive Officer and President, (ii) shall remain as a member of the Board of Directors of the Company, subject to continued re-election by the shareholders of the Company, but shall resign as Chairman of the Board effective as of the Employment Date; (iii) shall perform such duties and responsibilities as may be reasonably determined by the Board of Directors of the Company consistent with the Executive’s title and position, provided that such duties and responsibilities shall be within the general area of the Executive’s experience and skills, (iv) upon the request of the Board of Directors of the Company, shall serve as an officer and/or director of any of the Company’s subsidiaries or affiliates (provided that the Company shall indemnify the Executive for liabilities incurred as such in accordance with its current practices to the fullest extent permitted by applicable law); and (v) shall render all services incident to the foregoing.

(b) Extent of Service. The Executive agrees to diligently serve the interests of the Company and shall devote substantially all of his working time, attention, skill and energies to the advancement of the interests of the Company and its subsidiaries and affiliates and the performance of his duties and responsibilities hereunder; provided that nothing in this Agreement shall be construed as preventing the Executive from (i) investing the Executive’s assets in any entity in a manner not prohibited by Section 7 and in such form or manner as shall not require any material activities on the Executive’s part in connection with the operations or affairs of the entities in which such investments are made, (ii) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement or (iii) serving as a director of Upsher-Smith Laboratories or KV Pharmaceutical Company and such additional companies as to which the Board of Directors may consent, such consent not to be unreasonably withheld or delayed, provided that the Executive’s service as a director for such company(ies) does not impair the Executive’s ability to fulfill his duties and responsibilities under this Agreement, and provided further that the Executive may not serve on more than two outside boards of directors at any time and, without prior consent of the Board of Directors, may not serve as board or committee chair.

4. Compensation.

(a) Salary. During the Term of Employment, the Company shall pay the Executive a salary (the “Base Salary”) at an annual rate as shall be determined from time to time by the Board of Directors of the Company or the Compensation Committee of the Board of Directors consistent with the general policies and practices of the Company and subject to periodic review in accordance with the policies and practices of the Company; provided, however, that in no event shall such rate per annum be less than $650,000. Such salary shall be subject to withholding under applicable law and shall be payable in periodic installments in accordance with the Company’s usual practice for its senior executives, as in effect from time to time. The Executive agrees that effective on the Employment Date, he shall no longer be eligible for or receive any separate or additional compensation for his service on the Company’s Board of Directors.

(b) Bonus. Annually, the Company shall review the performance of the Company and of the Executive during the prior year, and the Company may provide the Executive with additional compensation as a bonus in accordance with any bonus plan then in effect from time to time for senior executives of the Company. Any such bonus plan shall have such performance metrics as determined by the Board of Directors of the Company or the Compensation Committee of the Board of Directors during the annual planning process. The Executive’s potential bonus shall be 60% of his Base Salary at target performance, 30% of his Base Salary at threshold performance and 90% of his Base Salary at superior performance. Any bonuses earned for a calendar year shall be paid between January 1 and March 15 of the following calendar year.

(c) Relocation. The Company will provide the Executive with a relocation bonus of $350,000 (the “Relocation Bonus”), payable within sixty (60) days of the Employment Date.

(d) Equity Grants. Effective on the Employment Date, the Company will grant to Executive shares of restricted stock with a Fair Market Value on the date of grant equal to $1 million. Such restricted stock grant will have time-based vesting over four (4) years, with twenty-five percent (25%) of the shares vesting on the first anniversary of the date of grant and the remaining seventy-five percent (75%) vesting in equal installments on each annual anniversary of the date of the grant, subject to continued employment. The Executive shall also be entitled to receive shares of restricted stock and a non-qualified stock option to purchase shares of common stock with a Fair Market Value of $1 million, which grant shall be made at the same time that annual awards are made to other Company executives in early 2014 and all such awards shall be performance awards, with vesting tied to achievement of performance metrics to be determined by the Board of Directors of the Company or the Compensation Committee of the Board of Directors. The Executive also shall be eligible for additional annual grants of restricted stock and non-qualified options to purchase shares of the Company’s common stock. For purposes of this Agreement, the Fair Market Value of shares of restricted stock will be calculated with reference to the closing price on the date of grant (or the immediately preceding business day if the date of grant is not a business day) and the number of options to be granted will be determined through the use of the Black-Scholes valuation model as used by the Company in its most recent quarterly or annual filing, such valuation model applied to the closing price on the date of grant (or the immediately preceding business day if the date of grant is not a business day). The restricted stock and stock options will be granted pursuant to the Company’s 2008 Stock Option and Incentive Plan. Such restricted stock and stock options will be evidenced by standard agreements to be entered into between Executive and the Company and the terms and conditions of vesting of such shares will be set forth in such agreements. For the avoidance of doubt, such agreements will provide only double trigger vesting and not single trigger vesting acceleration upon a Change in Control of the Company if a Change in Control occurs in the first year of employment. If a Change in Control occurs after the Executive has completed one year of employment, the Executive will become fully vested in any outstanding stock options, Restricted Stock or other stock grants awarded under this Agreement upon the consummation of the Change in Control.

5. Benefits.

(a) Regular Benefits. During the Term of Employment, the Executive shall be entitled to participate in any and all medical, dental, pension and life insurance plans, disability income plans and other employee benefit plans as in effect from time to time for senior executives of the Company. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company and (iii) the discretion of the Board of Directors of the Company or the administrative or other committee provided for in, or contemplated by, such plan. Compliance with this Section 5(a) shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any subsidiary or affiliate of the Company with respect to the continuation of any benefit or other plan or arrangement maintained as of or prior to the Effective Date or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the Effective Date.

(b) Reimbursement of Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred by the Executive during the Term of Employment in accordance with the Company’s practices for senior executives of the Company, as in effect from time to time. In addition, the Company agrees to pay or reimburse the Executive for the legal fees of his attorneys (Sills Cummis & Gross, P.C.) in connection with the negotiation and documentation of this Agreement and related matters, up to an aggregate amount of $15,000.

(c) Vacation. During the Term of Employment, the Executive shall receive at least four (4) weeks paid vacation annually or such greater amount as is in accordance with the Company’s practices for senior executives of the Company, as in effect from time to time.

6. Termination of Employment. Notwithstanding the provisions of Section 2, the Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6. In the event that the Executive’s employment terminates at any time from the date hereof to the date that is twenty-four (24) months following the Relocation Date and such termination is pursuant to Section 6(b) or 6(d); then within thirty (30) days of the Date of Termination the Executive shall repay the Relocation Bonus in full to the Company.

For purposes of this Agreement, “Date of Termination” means (i) if the Executive’s employment is terminated by his death as provided in Section 6(c), the date of his death; (ii) if the Executive’s employment is terminated due to his permanent disability as provided in Section 6(c), the date on which notice of termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 6(e) or Section 6(g), sixty (60) days after the date on which notice of termination is given; and (iv) if the Executive’s employment is terminated under Section 6(f) or for Good Reason under Section 6(g), the date on which the applicable cure period expires.

(a) Mutual Consent. The Executive’s employment under this Agreement may be terminated at any time by the mutual consent of the Executive and the Company on such terms as both parties shall mutually agree.

(b) Termination by the Company for Cause. The Executive’s employment under this Agreement may be terminated by the Company for Cause at any time upon written notice to the Executive without further liability on the part of the Company. For purposes of this Agreement, a termination shall be for Cause if:

(i) the Executive shall commit an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company or any of its subsidiaries or affiliates or shall be convicted by a court of competent jurisdiction or shall plead guilty or nolo contendere to any felony or any crime involving moral turpitude;

(ii) the Executive shall commit a material breach of any of the covenants, terms or provisions of Section 7, 8 or 9 hereof which breach has not been cured within fifteen (15) days after delivery to the Executive by the Company of written notice thereof;

(iii) the Executive shall commit a material breach of any of the covenants, terms or provisions hereof (other than pursuant to Section 7, 8 or 9 hereof) which breach has not been remedied within thirty (30) days after delivery to the Executive by the Company of written notice thereof; or

(iv) the Executive shall have disobeyed reasonable written instructions from the Company’s Board of Directors, Compensation Committee or other appropriate governing committee which are consistent with the terms and conditions of this Agreement or shall have deliberately, willfully, substantially and continuously failed to perform the Executive’s duties hereunder, after written notice and under circumstances effectively constituting a voluntary resignation of the Executive’s position with the Company.

Upon termination for Cause as provided in this Section 6(b), all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to earned but unpaid Base Salary. The Company shall have any and all rights and remedies under this Agreement and applicable law.

(c) Death; Disability. The Executive’s employment under this Agreement may be terminated by the Company upon the earlier of death or permanent disability (as defined below) of the Executive continuing for a period of one hundred eighty (180) days. Upon any such termination of the Executive’s employment, all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to (i) earned but unpaid Base Salary through the Date of Termination, (ii) bonus payments with respect to the calendar year within which such termination occurred on the basis of and to the extent contemplated in any bonus plan then in effect with respect to senior executive officers of the Company, pro-rated on the basis of the number of days of the Executive’s actual employment hereunder during such calendar year through the Date of Termination, and (iii) in the case of permanent disability, continuation at the Company’s expense of health insurance benefits (medical and dental) until the first anniversary of the Date of Termination to the extent permitted under the Company’s group health insurance policy. As used herein, the term “permanent disability” or “permanently disabled” means the inability of the Executive, by reason of injury, illness or other similar cause, after reasonable accommodation by the Company, to perform his duties and responsibilities in connection with the conduct of the business and affairs of the Company. The Company shall provide written notice to the Executive of the termination of his employment hereunder due to permanent disability. Should a dispute occur concerning the Executive’s mental or physical capacity as described in this Section 6(c), a doctor selected by the Executive and a doctor selected by the Company shall be entitled to examine the Executive. If the opinion of the Company’s doctor and the Executive’s doctor conflict, the Company’s doctor and the Executive’s doctor shall together agree upon a third doctor, whose opinion shall be binding. This Section 6(c) shall survive the termination of this Agreement for any reason.

(d) Voluntary Termination by the Executive. At any time during the Term of Employment, the Executive may terminate his employment under this Agreement upon sixty (60) days’ prior written notice to the Company. Upon termination by the Executive as provided in this Section 6(d), all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to earned but unpaid Base Salary.

(e) Termination by the Company Without Cause. The Executive’s employment under this Agreement may be terminated by the Company at any time without Cause by the Company upon sixty (60) days’ prior written notice to the Executive. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 6(b) and is not a termination on account of death or disability under Section 6(c) shall be deemed a termination without Cause, including any termination by reason of the Company electing not to extend the term of the Executive’s employment upon the expiration of the initial Term or any Renewal Term. Upon any such termination of the Executive’s employment, all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to earned but unpaid Base Salary and bonus under Section 4. In addition, subject to the Executive signing a separation agreement containing, among other things, a general release of claims, confidentiality, non-disparagement and return of property, substantially in the form of Exhibit A attached hereto (the “Release”) and the Release becoming irrevocable and further subject to the Executive’s compliance with the provisions of Sections 7 and 8 hereof, the Company shall continue to pay the Executive his Base Salary at the rate then in effect pursuant to Section 4(a) for a period of two (2) years from the Date of Termination and shall pay to the Executive in monthly installments over a period of two (2) years, an amount equal to the Executive’s cash bonus, if any, received in respect of the year immediately preceding the year of termination pursuant to Section 4(b), beginning with the first payroll date that begins thirty (30) days after the Date of Termination. The Company will also make a bonus payment to Executive with respect to the year of termination on the basis of and to the extent contemplated in any bonus plan then in effect with respect to senior executives of the Company, pro-rated on the basis of the number of days of the Executive’s actual employment hereunder during such calendar year through the Date of Termination. Such pro-rated bonus, if earned, will be paid prior to March 15 of the following calendar year. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each monthly payment shall be considered a separate payment. The Company shall also pay 100% of the costs to provide up to twelve (12) months of outplacement support services at a level appropriate for the Executive’s title and responsibility and provide the Executive with health and dental insurance continuation at a level consistent with the level and type the Executive had in place at the time of termination for a period of twenty four (24) months from the Date of Termination to the extent permitted under the Company’s group health insurance policy.

(f) Termination by the Executive upon Company Breach. The Executive shall have the right to terminate his employment hereunder upon written notice to the Company in the event of (i) a change in the Executive’s title or reporting directly to the Company’s Board of Directors, or a material diminution in the nature or scope of the powers, duties or responsibilities of the Executive or (ii) a breach by the Company of any of its material obligations hereunder, in each case after the Executive has given written notice to the Company specifying such default by the Company within ninety (90) days of the occurrence of the default and giving the Company a reasonable time, not less than thirty (30) days, to conform its performance to its obligations hereunder. Upon any such termination of the Executive’s employment, all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to earned but unpaid Base Salary and bonus under Section 4. In addition, subject to the Executive signing the Release and the Release becoming irrevocable and further subject to the Executive’s compliance with the provisions of Sections 7 and 8 hereof, the Company shall continue to pay the Executive his Base Salary at the rate then in effect pursuant to Section 4(a) for a period of two (2) years from the Date of Termination and shall pay to the Executive in monthly installments over a period of two (2) years, an amount equal to the Executive’s cash bonus, if any, received in respect of the year immediately preceding the year of termination pursuant to Section 4(b), beginning with the first payroll date that occurs thirty (30) days after the Date of Termination. The Company will also make a bonus payment to Executive with respect to the year of termination on the basis of and to the extent contemplated in any bonus plan then in effect with respect to senior executives of the Company, pro-rated on the basis of the number of days of the Executive’s actual employment hereunder during such calendar year through the Date of Termination. Such pro-rated bonus, if earned, will be paid prior to March 15 of the following calendar year. For purposes of Section 409A of the Code, each monthly payment shall be considered a separate payment. The Company shall also pay 100% of the costs to provide up to twelve (12) months of outplacement support services at a level appropriate for the Executive’s title and responsibility and provide the Executive with health and dental insurance continuation at a level consistent with the level and type the Executive had in place at the time of termination for a period of twenty four (24) months from the Date of Termination to the extent permitted under the Company’s group health insurance policy.

(g) Termination Pursuant to a Change of Control. If there is a Change of Control, as defined below, during the Term of Employment, the provisions of this Section 6(g) shall apply and shall continue to apply throughout the remainder of the Term (as extended by any Renewal Term). If, within two (2) years following a Change of Control, the Executive’s employment is terminated by the Company without Cause (in accordance with Section 6(e) above) or by the Executive for “Good Reason” (as defined in Section 6(g)(ii) below), in lieu of any severance and other benefits payable under Section 6(e) or Section 6(f), subject to the Executive signing the Release and the Release becoming irrevocable, (i) the Executive shall become fully vested in all Company contributions made to the Executive’s 401(k), Profit Sharing or other retirement account(s), (ii) the Company shall pay to the Executive a lump sum equal to the Executive’s pro rata target cash bonus for the year in which the termination occurred (as such may be set forth in the Company’s bonus plan for such year and calculated assuming target achievement of corporate and personal goals), such pro rata amount to be determined based on the actual date of the termination, (iii) the Company shall pay to the Executive (or the Executive’s estate, if applicable) a lump sum amount equal to two (2) times the sum of (x) the Executive’s Base Salary at the rate then in effect pursuant to Section 4(a), plus (y) an amount equal to the Executive’s cash bonus, if any, received in respect of the last year immediately preceding the year of termination pursuant to Section 4(b), on the first payroll date that occurs thirty (30) days after the Date of Termination. Notwithstanding the foregoing, to the extent the cash severance payment to the Executive is considered deferred compensation subject to Section 409A of the Code and if the Change of Control does not constitute a “change in control event” within the meaning of Section 409A of the Code, such cash severance shall be payable in installments over the same period as provided in Section 6(e). The Company shall also pay 100% of the costs to provide up to twelve (12) months of outplacement support services at a level appropriate for the Executive’s title and responsibility and provide the Executive with health and dental insurance continuation at a level consistent with the level and type the Executive had in place at the time of termination for a period of twenty four (24) months from the Date of Termination.

(i) “Change of Control” shall mean the occurrence of any one of the following events: (A) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (B) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (C) the sale of all or substantially all of the Stock of the Company to an unrelated person or entity.

(ii) “Good Reason” shall mean the occurrence of any of the following:

(A) a change of the Executive’s title or reporting directly to the Company’s Board of Directors, or a material diminution in the nature or scope of the powers, duties or responsibilities of the Executive; or

(B) a breach by the Company of any of its material obligations hereunder.

(iii) The Executive shall provide the Company with reasonable notice and an opportunity to cure any of the events listed in Section 6(g)(ii) within ninety (90) days of the occurrence of the event and shall not be entitled to compensation pursuant to this Section 6(g) unless the Company fails to cure within a reasonable period of not less than thirty (30) days.

(h) Additional Limitation. Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(A) If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full amount of Severance Payments.

(B) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

For the purposes of this Section 6(h) “Threshold Amount” shall mean three (3) times the Executive’s “base amount” within the meaning of Section 280G (b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

The determination as to which of the alternative provisions of this Section 6(h) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of this Section 6(h) above shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(i) No Mitigation. Without regard to the reason for the termination of the Executive’s employment hereunder, the Executive shall be under no obligation to mitigate damages with respect to such termination under any circumstances and in the event the Executive is employed or receives income from any other source, there shall be no offset against the amounts due from the Company hereunder.

(j) Section 409A.

(i) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one (1) day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed cash payment shall earn interest at an annual rate equal to the prime rate reported by The Wall Street Journal as of the date of separation from service, from such date of separation from service until the payment.

(ii) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(iii) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(iv) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

(k) Rights of Executive. Notwithstanding anything to the contrary set forth in this Agreement, upon the termination of the employment of the Executive with the Company for any reason (with or without Cause), the Executive shall be entitled to receive and retain (i) his entire vested interest as of the Date of Termination in any 401(k), profit sharing, pension or other benefit plan, (ii) reimbursement under any medical, dental or other insurance plan for any medical expenses incurred prior to the Date of Termination, (iii) payment or reimbursement by the Company of any business expenses incurred by the Executive in accordance with Section 5(c) hereof prior to the Date of Termination, (iv) all of his personal property (including pictures and personal effects) at the Company’s offices and (v) all of this rights hereunder and under applicable law with respect to his employment with the Company, except as the same may be released pursuant to the Release.

7. Non-Competition and No Solicitation.

(a) Because the Executive’s services to the Company are special and because the Executive has access to the Company’s confidential information, during employment and for a period of twenty four (24) months following the Executive’s termination of employment for any reason, the Executive shall not, without the express written consent of the Company, directly or indirectly, engage, participate, invest in, be employed by or assist, whether as owner, part-owner, shareholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any Person (as hereinafter defined) other than the Company and its affiliates primarily engaged in the Designated Industry (as hereinafter defined); provided, however, that nothing herein shall be construed as preventing the Executive from making passive investments in a Person in the Designated Industry if the securities of such Person are publicly traded and such investment constitutes less than five percent (5%) of the outstanding shares of capital stock or comparable equity interests of such Person.

(b) For purposes of this Agreement, the following terms have the following meanings:

“Person” means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization; and

“Designated Industry” means the business of providing research and development services, on a fee-for-services basis, to pharmaceutical and biotechnology companies involved in drug development and discovery, including, without limitation, medicinal chemistry, chemical development, biocatalysis and analytical chemistry services and services relating to small-scale or large-scale manufacturing and any other business conducted by the Company during the Executive’s employment with the Company that comprises a major portion of the Company’s overall business.

(c) For a period of twenty four (24) months following the termination of this Agreement for any reason, the Executive shall not, directly or indirectly, alone or as a member of any partnership or limited liability company or entity, or as an officer, director, shareholder, or employee of any corporation or entity (a) intentionally solicit or otherwise encourage any employee or independent contractor of the Company to terminate his/her relationship with the Company, or (b) recruit, hire or solicit for employment or for engagement as an independent contractor, any person who is or was employed by the Company at any time during the two (2) year period immediately preceding the termination of the Executive’s employment with the Company. This Section 7(c) shall not apply to persons whose employment and/or retention with the Company has been terminated for a period of twelve (12) months or longer. In addition, the foregoing provisions of this Section 7(c) shall not restrict the Executive or any such corporation or entity from (a) engaging in general solicitation efforts not specifically targeted at any such employee or independent contractor of the Company, or (b) hiring any employee of the Company who responds to any such solicitation effort without any other inducement to leave the employ of the Company.

8. Confidentiality. In the course of performing services hereunder and otherwise, the Executive has had, and it is anticipated that the Executive will from time to time have, access to confidential records, data, customer lists, trade secrets, technology and similar confidential information owned or used in the course of business by the Company and its subsidiaries and affiliates (the “Confidential Information”). The Executive agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any Person (other than in the regular business of the Company), and (iii) not to use, directly or indirectly, any of the Confidential Information for any competitive or commercial purpose; provided, however, that the limitations set forth above shall not apply to any Confidential Information which (A) is then generally known to the public, (B) became or becomes generally known to the public through no fault of the Executive, or (C) is disclosed in accordance with an order of a court of competent jurisdiction or applicable law. Upon termination of the Executive’s employment with the Company, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters in the Executive’s possession or control, shall be returned to the Company and remain in its possession. This Section 8 shall survive the termination of this Agreement for any reason.

9. Third-Party Agreements and Rights. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

10. Severability. In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

11. Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company at the Company’s expense in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 11. This Section 11 shall survive the termination of this Agreement for any reason.

12. Specific Performance. It is specifically understood and agreed that any breach of the provisions of this Agreement, including, without limitation, Sections 7 and 8 hereof, by the Executive may result in irreparable injury to the Company and its subsidiaries and affiliates, that the remedy at law alone may be inadequate remedy for such breach and that, in addition to any other remedy it may have, the Company shall be entitled to seek the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law), without the necessity of proving actual damages. To the extent that any court action is permitted consistent with or to enforce Section 7 or 8 of this Agreement, the parties hereby agree to the sole and exclusive jurisdiction of the Supreme Court of the State of New York (Albany County) and the United States District Court for the Northern District of New York (City of Albany). Accordingly, with respect to any such court action, the Executive (i) submits to the personal jurisdiction of such courts, (ii) consents to service of process, and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or service of process.

13. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered by hand, (ii) when transmitted by facsimile and receipt is acknowledged, or (iii) if mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

To the Company:

Albany Molecular Research, Inc.

21 Corporate Circle

Albany, New York 12203-5154

Facsimile: (518) 867-4375

Attention: Board of Directors

To the Executive, at the address on file with the Company, with a copy to:

Sills Cummis & Gross P.C.

One Riverfront Plaza

Newark, NJ 07102

Attention: Ira A Rosenberg, Esq.

or to such other address of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery or mailing.

14. Amendment; Waiver. This Agreement shall not be amended, modified or discharged in whole or in part except by an Agreement in writing signed by both of the parties hereto. The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder.

15. Successors and Assigns. This Agreement shall inure to the benefit of successors of the Company by way of merger, consolidation or transfer of all or substantially all of the assets of the Company, and may not be assigned by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

16. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subjects hereof and supersedes all prior understandings and agreements between the parties relating to the subject matter hereof.

17. Governing Law. This Agreement shall be construed and regulated in all respects under the laws of the State of New York.

18. Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ALBANY MOLECULAR RESEARCH, INC.

By:	/s/ Thomas E. D’Ambra
Name:	Thomas E. D’Ambra, Ph.D
Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ William S. Marth
William S. Marth

Exhibit A

SEPARATION AGREEMENT

This Separation Agreement (“Separation Agreement”) is made between WILLIAM S. MARTH (“Executive”) and ALBANY MOLECULAR RESEARCH, INC. (the “Company,” together with Executive, the “Parties”).

WHEREAS, Executive is serving as the Company’s Chief Executive Officer and President;

WHEREAS, the Parties entered into an Employment Agreement dated September __, 2013 (the “Employment Agreement”);

WHEREAS, the Parties also entered into a Confidentiality and Non-Disclosure Agreement dated September __, 2013 (“Employee Agreement”), the terms of which expressly survive the termination of Executive’s employment;

WHEREAS, Executive holds options to purchase shares of the Company’s common stock which are both vested and unvested options and are governed by the Company’s Amended 2008 Stock Option and Incentive Plan (the “Stock Plan”) and associated stock option agreements and shares of restricted stock which are unvested and are governed by the Stock Plan and associated restricted stock agreements (collectively “Equity Documents”);

WHEREAS, pursuant the Employment Agreement, the Company has agreed to provide Executive with certain termination benefits (the “Termination Benefits”) in the event of an involuntary termination; provided that, among other things, the Executive enters into a Separation Agreement which includes a general release of claims in favor of the Company and related persons and entities;

WHEREAS, in exchange for, among other things, Executive’s agreement to the terms of this Separation Agreement, the Company shall provide Executive with the Termination Benefits as described below;

WHEREAS, the Non-Contingent Payments set forth in Section 1 and the Termination Benefits set forth in Section 2 are the exclusive source of payments, benefits and equity rights to Executive in connection with the termination of Executive’s employment. By entering into this Separation Agreement, which includes the severance pay and benefits set forth in the Employment Agreement, Executive acknowledges and agrees that he is not entitled to any other severance pay, benefits or equity rights including without limitation pursuant to any severance plan, or program or arrangement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

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1. Non-Contingent Payments. Executive and the Company acknowledge and agree that (a) Executive shall continue to remain an active, full-time employee of the Company, receiving base salary and benefits (in each case at the same amount and level as in effective immediately prior to the date hereof, provided however, that any benefits available to the Executive may be modified to the extent such benefits are modified for the other members of the executive staff of the Company), through the earlier of _________________ or the date on which the Company informs the Employee that he no longer must report to work (the “Termination Date”), (b) the Employee Agreement shall remain in full force and effect in accordance with their terms, and (c) except as specifically revised by, amended by, or as otherwise set forth in, this Separation Agreement, the Employment Agreement shall remain in full force and effect in accordance with its terms. On the Termination Date, the Executive will resign all of his positions with the Company, including any positions as director or officer of any of the Company’s subsidiaries and will sign any documents reflecting such resignations reasonably requested by the Company. The Company shall also pay all accrued but unused vacation through the Termination Date, such payment to be made on the first payroll date following the Termination Date. The Company shall promptly reimburse Executive for any outstanding, reasonable business expenses that Executive has incurred on the Company’s behalf through the Termination Date, provided the Company receives appropriate documentation pursuant to the Company’s business expense reimbursement policy.

2. Termination Benefits. For purposes of the Employment Agreement, Executive’s employment shall be treated as having been terminated without Cause. Accordingly, in exchange for, among other things, his signing, not revoking and complying with the terms of this Separation Agreement, the Company agrees to provide Executive with the following Termination Benefits:

(a) the Company shall continue to pay Executive the base salary that is in effect as of the date hereof for a period commencing on the first payroll date that occurs thirty (30) days after the Termination Date and continuing through ______________ [insert date that is 24 months later];1

(b) the Company shall pay Executive an amount equal to Executive’s cash bonus, if any, received in respect of the year immediately preceding the year of termination in equal monthly installments for a period commencing on the first payroll date that occurs thirty (30) days after the Termination Date and continuing through ______________ [insert date that is 24 months later].1

(c) the Company shall pay 100% of the costs to provide up to twelve (12) months of outplacement support services at a level appropriate for the Executive’s title and responsibility, which will be paid in a lump sum to the designated outplacement firm within thirty (30) days of the Termination Date;

(d) the Company shall provide Executive with health and dental insurance continuation at a level consistent with the level and type Executive had in place at the Termination Date for a twenty-four (24) month period beginning on the Termination Date; and

1 Payment will be made in a lump sum if termination occurs after a Change in Control.

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(e) any other equity awards pursuant to the Equity Documents which are not vested on the Termination Date shall cease to vest on the Termination Date and exercise of such equity awards shall be subject to the terms of the Equity Documents.

3. General Release.

(a) Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective executive benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, executives, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Separation Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without implication of limitation, the complete waiver and release of all Claims of or arising in connection with or for: the Employment Agreement including Claims for breach of express or implied contract; wrongful termination of employment whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; deceit or misrepresentation; discrimination or retaliation under state, federal, or municipal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; the New York Executive Law; the New York Constitution; the New York Labor Law; the New York Civil Rights Law; defamation or damage to reputation; reinstatement; punitive or emotional distress damages; wages, severance pay, vacation pay, back or front pay or other forms of compensation; and attorney’s fees and costs. Executive understands that this general release of Claims extends to any and all Claims related to Executive’s employment by the Company and the termination of his employment and all claims in his capacity as a Company stockholder. Executive understands that this general release does not release any rights arising under or preserved by this Separation Agreement, any rights reserved under Section 6(k) of the Employment Agreement or any claims that may arise out of acts or events that occur after the date on which Executive signs this Separation Agreement. Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Separation Agreement. The Company represents that it is unaware of any claims, demands, debts, damages and liabilities of any kind that the Company may have against the Executive  as of the date of this Separation Agreement and that Executive’s willingness to enter into this Separation Agreement and provide the release set forth in this Section is in consideration, in part, on that representation.

(b) Executive also agrees to confirm on the Termination Date, in the form of the confirmation attached to this Separation Agreement, that the general release set forth in Section 3(a) remains in effect and that it also is applicable to any claims which may have arisen during the period from the execution of this Separation Agreement through the Termination Date.

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4. Communications Regarding Departure and Nondisparagement Other than to state the fact that the termination of Executive’s employment has occurred and other public filings required by law, neither the Company nor Executive will communicate with any of the Company’s current customers, suppliers or business partners (collectively “Company Contacts”) about his departure from the Company without the express consent of the other party. Executive further agrees not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. The executives and directors of the Company will be instructed not to make any disparaging statements concerning Executive.

5. Return of Property. Executive commits to returning to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). Executive further commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any computer or other device that remains Executive’s property after the Termination Date (except to the extent any such information was automatically backed up and is not reasonably accessible).

6. Restrictive Covenants; Injunctive Relief. Executive’s obligations set forth in the Employment Agreement, including but not limited to Sections 7 and 8 thereof, and in Section 5 of this Separation Agreement and those set forth in the Employee Agreement shall be referred to as the “Restrictive Covenants.” Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by Executive of any of the Restrictive Covenants, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, Executive agrees that if he breaches, or proposes to breach, any portion of the Restrictive Covenants the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. In the event that the Company prevails in any action to enforce any part of the Restrictive Covenants by reason of Executive’s material breach thereof, then Executive also shall be liable to the Company for attorney’s fees and costs incurred by the Company in enforcing such provision(s).

7. Advice of Counsel. This Separation Agreement is a legally binding document and Executive’s signature will commit Executive to its terms. Executive acknowledges that he has been advised to discuss all aspects of this Separation Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Separation Agreement and that Executive is voluntarily entering into this Separation Agreement.

8. Termination of Termination Benefits. Executive acknowledges that his right to the Termination Benefits is conditional on his compliance with the Restrictive Covenants. In the event that Executive fails to comply with any of the Restrictive Covenants, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate the Termination Benefits set forth in Section 2 of this Separation Agreement. Such termination of those payments and benefits in the event of such breach by the Executive shall not affect Executive’s ongoing obligations and shall be in addition to and not in lieu of the Company’s rights to injunctive relief and other legal and equitable remedies that the Company may have.

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9. Time for Consideration; Effective Date. Executive acknowledges that he has been provided with the opportunity to consider this Separation Agreement for [twenty-one (21)][forty-five (45)] days before signing it. To accept this Separation Agreement, Executive must return a signed original of this Separation Agreement so that it is received by ___________ on or before the expiration of this [twenty-one (21)][forty-five (45)] day period. If Executive signs this Separation Agreement within less than [twenty-one (21)][forty-five (45)] days of the date of its delivery to him, Executive acknowledges by signing this Separation Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Separation Agreement for the entire [twenty-one (21)][forty-five (45)] day period. Executive and the Company agree that any changes or modifications to this Separation Agreement shall not restart the [twenty-one (21)][forty-five (45)] day period. For a period of seven (7) days from the day of the execution of this Separation Agreement, Executive shall retain the right to revoke this Separation Agreement by written notice that must be received by ________________ before the end of such revocation period. This Separation Agreement shall become effective on the business day immediately following the expiration of the revocation period (the “Effective Date”), provided that Executive does not revoke this Separation Agreement during the revocation period.

10. Enforceability. Executive acknowledges that, if any portion or provision of this Separation Agreement or the Restrictive Covenants shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

11. Entire Agreement. This Separation Agreement, the Employee Agreement, the Equity Documents, and the Employment Agreement (except as specifically revised by, amended by, or as otherwise set forth in, this Separation Agreement) constitute the entire agreement between Executive and the Company concerning Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning Executive’s relationship with the Company.

12. Waiver. No waiver of any provision of this Separation Agreement shall be effective unless made in writing and signed by the waiving party. The failure of either Party to require the performance of any term or obligation of this Separation Agreement, or the waiver by either Party of any breach of this Separation Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13. Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Separation Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Separation Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Separation Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits made to Executive in connection with Executive’s employment with the Company.

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14. Governing Law; Disputes; Interpretation. This Separation Agreement shall be construed and regulated in all respects under the laws of the State of New York without regard to conflict of law principles. In the event of any dispute, this Separation Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Separation Agreement.

15. Counterparts. This Separation Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and pdf signatures shall be deemed to be of equal force and effect as originals.

16. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(c) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

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(d) The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Separation Agreement on the date(s) indicated below.

ALBANY MOLECULAR RESEARCH, INC.

By:
Name
Title

Date:

I HAVE READ THIS AGREEMENT THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS AGREEMENT IS A LEGAL DOCUMENT.

WILLIAM S. MARTH

Date:

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CONFIRMATION OF RELEASE PROVISION IN SEPARATION AGREEMENT

I, William S. Marth, acknowledge and agree:

1. I executed a Separation Agreement dated _____________ with the advice of counsel.

2. Section 3(a) of the Separation Agreement includes a General Release which released Claims (as defined in the Separation Agreement) against the Releasees (as defined in the Separation Agreement) and was applicable to Claims through the date of execution of the Separation Agreement.

3. As provided in Section 3(b) of the Separation Agreement, I confirm that, from the date of execution of the Separation Agreement through the Termination Date (as defined in the Separation Agreement), Section 3(a) of the Separation Agreement remains in effect and also applies to any and all Claims which may have accrued against the Releasees (other than excepted rights described in Section 3(a) of the Separation Agreement) during that period.

William S. Marth	Date

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